Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-36464, No. 333-107957, No. 333-117958, No. 333-129691 and No. 333-136695) of our report dated May 23, 2007 relating to the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Embarcadero Technologies, Inc., which appears in this Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
May 23, 2007